Exhibit 23.3

CONSENT OF MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

COUNSEL TO TMC THE METALS COMPANY INC.

We hereby consent to the filing of our opinion letter, dated October 7, 2021, as Exhibit 5.2 to Post-Effective Amendment No. 2 to Registration Statement on Form S-1 on Form S-3 (the “Registration Statement”) and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any amendments and/or supplements thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Mintz, Levin, Cohn, Ferris, Glovksy and Popeo P.C.

Mintz, Levin, Cohn, Ferris, Glovksy and Popeo P.C.

Boston, MA 02111

November 23, 2022